Filed Pursuant to Rule 433
Registration No. 333-163365

THE BANK OF KENTUCKY
FINANCIAL CORPORATION

Investor Presentation

November 2010




THE BANK

Forward-Looking Statements

Certain statements contained in this presentation which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). In addition, certain statements in future filings by us with the Securities and Exchange Commission (the "SEC"), in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; statements of plans and objectives of us or our management or Board of Directors; and statements of future economic performance and statements of assumptions underlying such statements. Words such as "believes," "anticipates," "intends," and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the risks identified in our filings with the SEC, as well as the following:

- general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;
- changes or volatility in the capital markets and interest rates may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet as well as our liquidity;
- the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of our assets, or the availability and terms of funding necessary to meet our liquidity needs;
- the impact of turmoil in the financial markets and the effectiveness of governmental actions taken in response, such as the U.S. Department of the Treasury's Troubled Asset Relief Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, including potentially higher Federal Deposit Insurance Corporation ("FDIC") premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;
- changes in the extensive laws, regulations and policies governing financial services companies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder, could alter the business environment or affect operations for us or our subsidiary, The Bank of Kentucky, Inc. (the "Bank");
- the potential need to adapt to industry changes in information technology systems, on which the Bank is highly dependent, could present operational issues or require significant capital spending;
- competitive pressures could intensify and affect the Bank's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform; and
- acquisitions may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated, or may result in unforeseen integration difficulties.

Such forward-looking statements are meaningful only on the date when such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

Registration Statement and Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Robert W. Baird & Co. Incorporated at (800) 792-2473.

Offering Summary

Issuer	Bank of Kentucky Financial Corporation
Offering Type	Primary Offering of Common Stock
Offering Size	$21 million
Greenshoe	15%
Use of Proceeds	General corporate purposes which may include partial repayment of TARP (1)
Exchange Ticker	BKYF (NASDAQ)
Closing Price	$18.33 as of 11/15/2010
Pricing Date	Tuesday, November 16th
Sole Manager	Baird

(1) BKYF has not sought the approval of its regulators to repurchase all or a portion of its TARP.

Company History

Bank of Kentucky Financial Corporation has grown steadily in its 20 years of operations

2010	The Bank of Kentucky celebrates its 20th year of business
2009	Three branches purchased from Integra Bank N.A. along with $76 million of deposits and $107 million of loans Tapke Asset Management acquired Assets in Trust and Investment Division more than doubled to $650 million
2007	First Bank of Northern Kentucky acquired
2006	The Bank of Kentucky reaches $1 billion in assets
2002	Eight branches purchased from Peoples Bank of Northern Kentucky
2000	Fort Thomas Savings Bank acquired
1995	Burnett Federal Savings Bank acquired The Bank of Boone County is renamed The Bank of Kentucky
1990	The Bank of Boone County is founded

Company Today

The Bank of Kentucky is a market leader in Northern Kentucky

- Over $1.5 billion in assets, 31 branch offices and 47 ATMs at September 30, 2010
- Focused on Northern Kentucky and the greater Cincinnati MSA
- Commercially-oriented business model with deep relationships on both the loan and deposit side of the balance sheet
- #1 deposit market share in combined Northern Kentucky market (1)
- Management invested in Company with 26% insider ownership (2)
- Expanded throughout the economic downturn
  - Added staff
  - No reported losses
  - Maintained dividend, currently $0.56 cents annually (3.1% yield) (3)
  - Grew the Company organically and by acquisitions

Source: FDIC, SNL Financial. Deposit data as of June 30, 2010.
(1) Combined Northern Kentucky market includes counties of Boone, Campbell, Gallatin, Grant and Kenton.
(2) SNL Financial as of June 14, 2010.
(3) As of November 15, 2010.

#1 Bank in Attractive Market

The Bank of Kentucky has a leading presence in Northern Kentucky

- #1 deposit market share in combined Northern Kentucky market (1)
- Northern Kentucky franchise features attractive demographics compared to the Cincinnati MSA, the State of Kentucky and the U.S.



INDIANA
OHIO
KENTUCKY
Cincinnati
Loveland
Goshen
Montgomery
Mount Repose
Milford
Mulberry
Delaware
Milan
Dearborn
Sparta
Greendale
Lawrenceburg
Aurora
Hebron
Burlington
Delhi
Norwood
Sherwood Village
Batavia
Clermont
Williamsburg
Dillsboro
Boone
Rising Sun
Independence
Cold Spring
Amelia
New Richmond
Bethel
Campbell
Pleasant
Switzerland
Piner
Vevay
Gallatin
Carroll
Falmouth
Pendleton
Brooksville
Harrison
Bright
Greenhills
North College Hill
Woodlawn
Glendale
Lockland
Kenwood
Mack
Dent
Cheviot
Mariemont
Summerside Estates
Withamsville
Warsaw
Ohio

County	Market Share	Number of Branches	Company Deposits in Market (000)	Deposit Market Share	Total Population 2010	Population Change 2000-2010	Projected Population Change 2010-2015	Median HH Income 2010	HH Income Change 2000-2010	Projected HH Income Change 2010-2015
Kenton	1	12	$601,404	27.4%	159,876	5.6%	2.9%	$60,939	38.4%	17.6%
Boone	1	8	439,915	21.8%	121,697	41.5%	12.4%	73,399	37.1%	16.6%
Campbell	4	6	170,510	13.1%	86,933	(1.9%)	(1.1%)	55,245	31.4%	13.6%
Grant	3	4	61,581	22.2%	26,165	16.9%	5.7%	49,846	28.8%	13.1%
Gallatin	1	1	28,358	65.1%	8,309	5.6%	(0.4%)	44,492	21.7%	9.3%
Totals / Weighted Averages										
BKYF's Five County Market		31	$1,301,768		402,980	17.3%	5.6%	$63,521	36.3%	16.4%
Cincinnati MSA	6	31	1,301,768	2.3%	2,180,823	8.5%	4.0%	58,606	30.7%	12.0%
State of Kentucky					4,339,471	7.4%	3.2%	43,765	29.7%	12.6%
United States					311,212,863	10.6%	3.9%	54,442	29.1%	12.4%

Source: FDIC, SNL Financial. Deposit data as of June 30, 2010.
(1) Combined Northern Kentucky market includes counties of Boone, Campbell, Gallatin, Grant and Kenton.

Deposit Market Share Expansion Opportunity

Opportunity to Take Share in Cincinnati MSA

- BKYF is positioned to build on its #1 market position in Northern Kentucky

Cincinnati MSA

- Market is dominated by larger regional and national banks
- Banks with over $50B in assets have more than 78% market share
- Significant void in locally-oriented institutions
- BKYF is positioned to continue growth

Northern KY Deposit Market Share (1)

Rank	Bank	Branches	Deposits ($M)	Market Share	% of Company Deposits
1	Bank of Kentucky Finl Corp.	31	$1,302	22.3%	100.0%
2	Fifth Third Bancorp	31	1,227	21.0%	1.5%
3	Huntington Bancshares Inc.	14	490	8.4%	1.2%
4	U.S. Bancorp	24	477	8.2%	0.3%
5	PNC Financial Services Group	16	476	8.1%	0.3%
6	Commonwealth Holdings LLC	10	333	5.7%	100.0%
7	Farmers Capital Bank Corp.	8	203	3.5%	13.2%
8	Guardian Bancorp Inc.	3	175	3.0%	27.5%
9	JPMorgan Chase & Co.	6	165	2.8%	0.0%
10	First Financial Bancorp.	4	149	2.5%	2.8%
	Top 10:	147	$4,997	85.5%	
	Total:	188	$5,844	100.0%	

Cincinnati MSA Deposit Market Share

Rank	Bank	Branches	Deposits ($M)	Market Share	% of Company Deposits
1	Fifth Third Bancorp	139	$17,553	30.9%	21.4%
2	U.S. Bancorp	122	17,224	30.3%	9.4%
3	PNC Financial Services Group	96	5,756	10.1%	3.2%
4	First Financial Bancorp.	48	2,238	3.9%	42.7%
5	Huntington Bancshares Inc.	40	1,999	3.5%	5.0%
6	Bank of Kentucky Financial Corp.	31	1,302	2.3%	100.0%
7	JPMorgan Chase & Co.	31	1,154	2.0%	0.1%
8	KeyCorp	31	993	1.8%	1.6%
9	LCNB Corp.	22	631	1.1%	94.0%
10	Cheviot Financial (2)	14	475	0.8%	100.0%
	Top 10:	574	$49,325	86.9%	
	Total:	813	$56,770	100.0%	

Source: FDIC, SNL Financial. Deposit data as of June 30, 2010.
(1) Combined Northern Kentucky market includes counties of Boone, Campbell, Gallatin, Grant and Kenton.
(2) Includes deposits from recently announced acquisition of First Franklin Corp.

Deposit Composition

BKYF has demonstrated a track record of deposit growth while improving its overall deposit composition

- Total deposits have grown 53.0% since 2005
- Non-interest bearing deposits have grown 55.4% since 2005
- The cost of interest-bearing liabilities was 1.07% in 3Q 2010 versus 1.71% for FY 2009

Deposit Mix



IRAs 5.5%
Non-Interest Bearing 16.6%
CDs 30.2%
Interest Bearing Transaction 22.2%
Savings 5.9%
Money Market 19.6%

Total Deposits



$1,500,000
$1,200,000
$900,000
$600,000
$300,000
$0
2005
2006
2007
2008
2009
3Q 2010

$ amounts in thousands

Loan Portfolio Composition

BKYF has increased its focus on C&I lending

- Total loans have grown 53.2% since 2005
- C&I loans have increased 27.9% since 2008
- C&D loans have decreased 28.4% since 2008

Loan Mix



Municipal Obligations 2.0%
C&D 9.6%
Consumer 1.5%
Commercial Real Estate 23.8%
Residential Mortgage 23.2%
Owner Occupied Commercial Real Estate 19.9%
Commercial 20.0%

Total Loans



$1,250,000
$1,000,000
$750,000
$500,000
$250,000
$0
2005
2006
2007
2008
2009
3Q 2010

$ amounts in thousands

Credit Quality

BKYF has managed through the credit cycle well

- Historically, BKYF's credit quality has been strong
- Based on the ratios below, asset quality has improved in the first three quarters of 2010 since a peak in non performing loans in 2009



NPAs / Assets
NPLs / Loans
Reserves / Loans
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1.15%
1.40%
1.12%
1.91%
2.29%
1.24%
1.73%
2.21%
1.31%
1.47%
1.91%
1.37%
1.57%
1.99%
1.47%
1.35%
1.69%
1.53%
2Q 2009
3Q 2009
4Q 2009
1Q 2010
2Q 2010
3Q 2010

Credit Quality

BKYF's asset quality ratios compare favorably to peers

NPAs (1)/ Assets


4.00%
3.00%
2.00%
1.00%
0.00%
1.35%
2.42%
3.16%
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NPAs (1)/ (Loans + OREO)


5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
OREO Portion
1.82%
3.44%
4.67%
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Reserves / Loans


2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1.53%
1.86%
2.00%
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Reserves / NPAs (1)


100.0%
75.0%
50.0%
25.0%
0.0%
84.3%
39.4%
46.6%
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Source: SNL Financial. Performance data is for quarter ended September 30, 2010.
Note: Select Peers are FFBC, CTBI, RBCAA, MSFG, FFKT, SYBT, PBIB, WSBC, FRME, INCB, LNCB and FFKY.
(1) SNL Financial calculates NPAs by adding non-accruing loans and leases, accruing troubled debt restructurings and other real estate owned.
(2) BKYF calculates NPAs by adding non-accruing loans, accruing loans that are 90 days past due and other real estate owned.

Credit Quality

BKYF has experienced improvements in credit quality

	6/30/2009	9/30/2009	12/31/2009	3/31/2010	6/30/2010	9/30/2010	% of total NPLs (1)
Loans accounted for on a non-accrual basis:							
Nonresidential real estate	$2,491	$8,978	$8,588	$8,702	$9,804	$8,604	45.3%
Residential real estate	3,161	5,974	5,113	4,229	3,369	3,517	18.5%
Construction	5,284	5,751	7,302	6,260	6,358	4,552	24.0%
Commercial	999	3,222	2,712	2,486	2,639	2,082	11.0%
Consumer and other	170	121	111	15	14	13	0.1%
Total	$12,105	$24,046	$23,826	$21,692	$22,184	$18,768	98.9%
Accruing loans which are contractually past due 90 days or more:							
Nonresidential real estate	$894	$220	$220	-	$192	$2	0.0%
Residential real estate	827	733	758	-	-	156	0.8%
Construction	0	0	682	-	-	-	-
Commercial	173	356	34	60	-	-	-
Consumer and other loans	49	42	42	54	21	49	0.3%
Total	$1,943	$1,351	$1,736	$114	$213	$207	1.1%
Total non-performing loans	$14,048	$25,397	$25,562	$21,806	$22,397	$18,975	100.0%
Non-performing loans as a % of total loans	1.34%	2.29%	2.21%	1.91%	1.99%	1.69%	
Accruing Restructured loans	$632	$0	$3,568	$6,332	$3,441	$3,901	
Other real estate owned	$1,209	$1,015	$1,381	$1,535	$1,397	$1,392	

$ amounts in thousands
(1) As of 9/30/2010.

Summary Financial Trends

BKYF has a track record of consistent growth

	Year ended					2005-2009	
	2005	2006	2007	2008	2009	CAGR	9/30/2010
Balance Sheet							
Assets	$957,338	$1,051,563	$1,232,724	$1,255,382	$1,564,998	13.1%	$1,510,066
Net Loans	725,087	811,192	943,882	1,019,272	1,146,629	12.1%	1,124,908
Deposits	831,110	914,427	1,062,079	1,071,153	1,343,272	12.8%	1,271,455
Total Equity	80,447	86,883	93,485	101,448	141,133	15.1%	146,363
Tangible Common Equity (1)	67,645	74,726	74,446	83,687	80,971	4.6%	87,053
Book Value per share	$13.67	$14.99	$16.45	$18.04	$19.04	8.6%	$19.92
Tangible Book Value per share (1)	11.50	12.90	13.10	14.88	14.29	5.6%	15.36
Capital Ratios							
Equity / Assets	8.40%	8.26%	7.58%	8.08%	9.02%		9.69%
TCE / TA (1)	7.16%	7.19%	6.13%	6.76%	5.26%		5.87%

$ amounts in thousands (except share amounts and per share data)
(1) Please see Appendix for a reconciliation of non-GAAP financial information.

Summary Financial Trends

Pre-tax, pre-provision (PTPP) earnings have steadily increased

	Year ended					2005-2009	
	2005	2006	2007	2008	2009	CAGR	9/30/2010
Income Statement							
Net Interest Income [1]	$32,957	$34,615	$37,604	$41,240	$45,788	8.6%	$13,855
Provision for Loan Losses	1,825	1,700	1,575	4,850	12,825	62.8%	3,500
Non-Interest Income	9,085	11,788	14,043	14,768	16,616	16.3%	5,627
Non-Interest Expense	25,161	29,142	33,719	34,223	36,677	9.9%	10,725
PTPP Earnings	16,881	17,261	17,928	21,785	25,727	11.1%	8,757
Net Income	10,127	10,452	11,131	11,341	6,968	(8.9%)	3,013
Diluted Shares Outstanding	5,946,901	5,871,243	5,777,702	5,623,765	5,658,156		5,666,707
Diluted EPS	1.70	1.78	1.93	2.02	1.23	(7.8%)	0.53
Performance Metrics							
Net Interest Margin [1]	4.06%	3.90%	3.66%	3.68%	3.64%		3.97%
Efficiency Ratio	58.44%	61.64%	63.40%	59.10%	57.09%		53.48%
Non-Interest Income / Operating Revenue	22.03%	26.01%	27.82%	27.14%	26.82%		28.88%
ROAA	1.14%	1.08%	0.99%	0.93%	0.65%		0.93%
ROAE	13.11%	12.58%	12.39%	11.80%	6.53%		9.69%

$ amounts in thousands (except share amounts and per share data)
(1) On a tax-equivalent basis.

Revenue Composition

Non-interest income is a significant profit center

- Non-interest income represented 29.3% of operating revenue in the third quarter of 2010
- Operating revenue has grown at 12.1% per year since 2005
- National cash management product provides significant fee income and noninterest-bearing deposits

2010 YTD Non-Interest Income Components



Other 8.9%
Trust Fee Income 11.7%
Bankcard Transaction Revenue 14.2%
Life Insurance Revenue 4.7%
Mortgage Banking Income 11.2%
Service Charges on Deposits 49.3%



$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Non-Interest Income
Net Interest Income
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010 Annualized

$ amounts in thousands

Strong Earnings Fundamentals

Focus on margin, efficiency and non-interest income translates to stronger current operating metrics

Net Interest Margin



4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
3.97%
3.77%
3.68%
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Efficiency Ratio



70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
53.5%
62.1%
65.6%
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Return on Average Assets



1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.93%
0.72%
0.51%
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Return on Average Equity



10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
9.7%
7.0%
5.7%
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Source: SNL Financial. Performance data is for quarter ended September 30, 2010
Note: Select Peers are FFBC, CTBI, RBCAA, MSFG, FFKT, SYBT, PBIB, WSBC, FRME, INCB, LNCB and FFKY.

Capital Adequacy

Increased Capital Levels expected to position the Company for continued growth



15.00%
12.00%
9.00%
6.00%
3.00%
0.00%
6.7%
11.0%
13.6%
6.7%
11.0%
13.6%
6.5%
10.5%
13.1%
5.3%
9.4%
12.0%
5.2%
9.5%
12.1%
5.7%
9.9%
12.6%
5.9%
10.0%
12.8%
7.1%
10.0%
12.8%
1Q 2009
2Q 2009
3Q 2009
4Q 2009
1Q 2010
2Q 2010
3Q 2010
As Adjusted(1)
Tangible Common Equity / Tangible Assets(2)
Tier 1 Risk-Based Capital
Total Risk-Based Capital
Regulatory Threshold for Well Capitalized (RBC@10%)

(1) As adjusted assumes $20.9 million offering and use of proceeds for partial repayment of TARP.
(2) Please see Appendix for reconciliation of non-GAAP financial information.

Experienced Management

Management is invested in the company and committed to long-term value creation

- BKYF's management and board owns over 26% [1] of the Company
- The Company has the talent to compete with anyone in its market

Name	Position	Years with BKYF	Years in Industry
Robert W. Zapp	President & CEO	20	36
Martin J. Gerrety	Executive VP & CFO	8	24
Robert D. Fulkerson	Executive VP & COO	20	30
Andrew T. Hawking	Executive VP & Chief Lending Officer	1	31
Richard H. Tapke	Executive VP & Sr. Trust Officer	1	38
Mark Exterkamp	Executive VP of Retail Operations	10	16

(1) SNL Financial as of June 14, 2010.

Strategic Objectives

BKYF is positioned for continued growth & success

Focus on Growth

- Enhance market position in greater Cincinnati MSA
- Take advantage of dislocation in market
- Out-product the locals and out-local the regionals & nationals
- Potential acquisitions

Performance

- Continued focus on high-quality earnings
- Diligent expense control
- Intend to repay TARP, in whole or in part, as economy stabilizes

Continued Emphasis on Credit Quality

Investment Highlights

- #1 Bank in Attractive Combined Northern Kentucky Market (1)
- Diverse Business Mix
- Strong Earnings Power
- Better Than Peer Asset Quality & Improving
- Experienced Management with 26% ownership position (2)
- Positioned for Continued Growth & Success

Source: FDIC, SNL Financial. Deposit data as of June 30, 2010.
(1) Measured by deposit market share. Combined Northern Kentucky market includes counties of Boone, Campbell, Gallatin, Grant and Kenton.
(2) SNL Financial as of June 14, 2010.

Appendix

THE BANK
OF KENTUCKY
FINANCIAL CORPORATION

Non-GAAP Financial Reconciliation

Tangible common equity, tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of shareholders' equity. Tangible book value per share is calculated by dividing tangible common equity by the total number of shares outstanding at a point in time. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. BKYF believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculations of tangible common equity, tangible book value per share and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of tangible common equity, tangible book value per share and tangible assets is provided in slide 22.

Non-GAAP Financial Reconciliation

	Year ended					Quarter Ended	
	2005	2006	2007	2008	2009	9/30/2009	9/30/2010
Tangible common equity							
Total stockholders' equity	$80,447	$86,883	$93,485	$101,448	$141,133	$138,870	$146,363
Goodwill	9,867	9,867	15,209	15,209	21,889	15,209	21,889
Other intangible assets	2,935	2,290	3,830	2,552	5,047	1,716	3,931
Preferred stock	0	0	0	0	33,226	33,142	33,490
Tangible common equity	$67,645	$74,726	$74,446	$83,687	$80,971	$88,803	$87,053
Tangible assets							
Total assets	$957,338	$1,051,563	$1,232,724	$1,255,382	$1,564,998	$1,391,669	$1,510,066
Goodwill	9,867	9,867	15,209	15,209	21,889	15,209	21,889
Other intangible assets	2,935	2,290	3,830	2,552	5,047	1,716	3,931
Tangible assets	$944,536	$1,039,406	$1,213,685	$1,237,621	$1,538,062	$1,374,744	$1,484,246
Tangible common equity / Tangible assets	7.16%	7.19%	6.13%	6.76%	5.26%	6.46%	5.87%
Tangible book value per share							
Tangible common equity	$67,645	$74,726	$74,446	$83,687	$80,971	$88,803	$87,053
Common shares outstanding	5,884,079	5,794,699	5,684,207	5,606,607	5,666,707	5,616,707	5,666,707
Tangible book value per share	$11.50	$12.90	$13.10	$14.93	$14.29	$15.81	$15.36

$ amounts in thousands (except share amounts and per share data)

End

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NASDAQ: BKYF